Exhibit 99.2

Media:	Tom Robinson 816.556.2902

Investor:	Todd Kobayashi 816.556.2312

FOR IMMEDIATE RELEASE

GREAT PLAINS ENERGY INCREASES
2004 ONGOING EARNINGS GUIDANCE

KANSAS CITY, MO - June 4, 2004 - Great Plains Energy (NYSE: GXP) separately announced today its plans to issue common stock and mandatory convertible securities in public offerings. The Company expects the issuance will dilute 2004 earnings by approximately $0.03 per share. Including the dilutive effect of the offering, the Company increases 2004 ongoing earnings guidance to $2.23 to $2.35 per share. The Company's previous guidance for 2004 ongoing earnings was $2.20 to $2.32 per share. Strong year-to-date performance driven by favorable wholesale electricity revenues, modestly favorable weather, and solid retail growth at Kansas City Power & Light provides the basis for the increased guidance range.

Non-GAAP Financial Measure

Great Plains Energy provides in its quarterly earnings releases descriptions of "ongoing earnings" in addition to earnings calculated in accordance with generally accepted accounting principles (GAAP). Great Plains Energy also provides its earnings guidance in terms of ongoing earnings. Ongoing earnings is a non-GAAP financial measure that differs from GAAP earnings because it excludes the effect of certain unusual items. The 2004 ongoing earnings guidance excludes the effect of KLT Gas operations and divestiture costs of $0.05 to $0.08 per share. Great Plains Energy is unable to reconcile its ongoing earnings guidance to GAAP earnings per share because we do not predict the future impact of unusual items.

We believe ongoing earnings provide to investors a useful indicator of our results that is comparable among periods because it excludes the effects of unusual items, which may occur on an irregular basis. Investors should note that this non-GAAP measure involves judgments by management including whether an item is classified as an unusual item. We use ongoing earnings internally to measure performance against budget and in reports for management and the board of directors.

Great Plains Energy Incorporated (NYSE:GXP), headquartered in Kansas City, Missouri, is the holding company for Kansas City Power & Light Company, a

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leading regulated provider of electricity in the Midwest; and Strategic Energy

LLC, an energy management company providing load aggregation and power supply coordination. The company's web site is www.greatplainsenergy.com.

CERTAIN FORWARD-LOOKING INFORMATION -- Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company is providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in the regional, national and international markets, including but not limited to regional and national wholesale electricity markets; market perception of the energy industry and the Company; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry and constraints placed on the Company's actions by the Public Utility Holding Company Act of 1935; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air quality; financial market conditions and performance including, but not limited to, changes in interest rates and in availability and cost of capital and the effects on the Company's pension plan assets and costs; ability to maintain current credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including weather-related damage; cost, availability and deliverability of fuel; ability to achieve generation planning goals and the occurrence of unplanned generation outages; delays in the anticipated in-service dates of additional generating capacity; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses; performance of projects undertaken by the Company's non-regulated businesses and the success of efforts to invest in and develop new opportunities; and other risks and uncertainties. This list of factors is not all-inclusive because it is not possible to predict all possible factors.

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Great Plains Energy
Ongoing Earnings Guidance

	Previous 2004 Range		Revised 2004 Range

Kansas City Power & Light	$ 1.68	$ 1.74	$ 1.78	$ 1.84
Strategic Energy	0.57	0.60	0.57	0.60
KLT Investments	0.15	0.17	0.15	0.16
Other*	(0.20)	(0.19)	(0.27)	(0.25)

Consolidated Ongoing EPS**	$ 2.20	$ 2.32	$ 2.23	$ 2.35

* Other includes Home Service Solutions, Holding Company cost and other miscellaneous items.

** 2004 ongoing earnings guidance excludes the effect of KLT Gas operations and divestiture costs of $0.05 to $0.08 per share. Great Plains Energy is unable to reconcile its 2004 ongoing earnings guidance to GAAP earnings per share because we do not predict the future impact of unusual items. The impact of unusual items could be material to our operating results computed in accordance with GAAP.

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